Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE May 28, 2015	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON ANNOUNCES PROMOTION OF SAM NEALE TO VICE PRESIDENT

TULSA, OK, May 28, 2015 - AAON, Inc. (NASDAQ-AAON) today announced that the Board of Directors has promoted Sam Neale to the position of Vice President of AAON, Inc.

Mr. Neale has served as President of AAON Coil Products Inc., a subsidiary of the Company, since 2012. He previously served as the Marketing Manager for the Company from 2005 until 2012. He is a professionally licensed mechanical engineer with a Masters of Business Administration degree and a Masters degree in Management.

Norman H. Asbjornson, President and CEO, stated, "Please join me in congratulating Sam for his promotion to Vice President of the Company. Sam has shown himself to be an engaging and committed leader to the Company through his skilled leadership of AAON Coil Products and the Marketing department. We look forward to his continued contributions and leadership as the Company continues to grow."

AAON, Inc. is a manufacturer of air conditioning and heating equipment consisting of rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, self-contained units and coils. Its products serve the new construction and replacement markets. The Company has successfully gained market share through its “semi-custom” product lines, which offer the customer value, quality, function, serviceability and efficiency.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.